Exhibit 99.2

FOR IMMEDIATE RELEASE

Rice Energy Inc. Announces Pricing of $400 Million Placement of Senior Notes

CANONSBURG, Pa., March 23, 2015/PRNewswire/ — Rice Energy Inc. (NYSE: RICE) (“Rice Energy”) today announced the pricing of its private placement to eligible purchasers of $400 million in aggregate principal amount of 7.25% senior notes due 2023 at 99.233%, for a yield to maturity of 7.375%. The private placement is expected to close on March 26, 2015, subject to customary closing conditions.

Rice Energy intends to use the net proceeds of approximately $389.3 million for general corporate purposes, including capital expenditures. The securities to be sold have not been registered under the Securities Act of 1933 as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers in the United States under Rule 144A and outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Rice Energy Inc.’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control,

incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures.

SOURCE Rice Energy Inc.

For further information: Julie Danvers, Director of Investor Relations, (832) 708-3437, Julie.Danvers@RiceEnergy.com

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